Exhibit 5.1

CLPS Incorporation c/o - Ogier Global (Cayman) Limited 89 Nexus Way, Camana Bay Grand Cayman KY1-9009 Cayman Islands	D +852 3656 6054
E nathan.powell@ogier.com

Reference: NMP/FYC/173339.00002

2 March 2021

Dear Sirs

CLPS Incorporation (the Company)

We have acted as Cayman Islands counsel to the Company in connection with the offering by the Company (the Offering) of 2,666,666 ordinary shares of US$0.0001 par value each in the Company (each a Common Share and together, the Shares), and warrants (the Warrants) to purchase up to 2,666,666 ordinary shares of the Company (the Warrant Shares, and together with the Shares, the Securities) pursuant to a Purchase Agreement (as defined below), with the Shares being issued and offered pursuant to the Company's registration statement on Form F-3 (File No. 333-231812) previously filed under the U.S. Securities Act of 1933, as amended (the Securities Act) by the Company with the United States Securities and Exchange Commission (the Commission) and declared effective by the Commission on 20 June 2019, and the accompanying prospectus supplement filed by the Company relating to the Shares filed with the Commission pursuant to the Securities Act on or about the date hereof (the Prospectus Supplement, and together with the Form F-3 Registration Statement, the Registration Statement). The Warrants and the Warrant Shares are being issued and offered in a concurrent private placement.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents (the Documents):

(a)	a copy of the certificate of incorporation of the Company dated 11 May 2017 issued by the Registrar of Companies of the Cayman Islands (the Registrar);
(b)	a copy of the amended and restated memorandum and articles of association of the Company adopted by special resolutions of the Company dated 7 December 2017 (respectively, the Memorandum and the Articles);
Ogier British Virgin Islands, Cayman Islands, Guernsey, Jersey and Luxembourg practitioners Floor 11 Central Tower 28 Queen's Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Michael Snape Justin Davis James Bergstrom Marcus Leese

(c)	a copy of the certificate of good standing dated 22 February 2021 (the Good Standing Certificate) issued by the Registrar in respect of the Company;
(d)	a copy of the register of directors and officers of the Company as at 17 December 2020 (the Register of Directors);
(e)	an extract copy of the listed register of members of the Company as at 28 February 2021 and provided to us by the Company on 2 March 2021 (the Register of Members, and together with the Register of Directors, the Registers);
(f)	a copy of the written resolutions of the board of directors dated 27 February 2021 and the written consent of the pricing committee of the board of directors dated 1 March 2021 (the Board Resolutions);
(g)	a copy of the securities purchase agreement dated 28 February 2021 between the Company and the purchasers named therein (the Purchase Agreement)
(h)	a copy of the placement agency letter agreement dated 23 February 2021 entered into by the Company and Maxim Group LLC (the Placement Agency Agreement);
(i)	the form of Warrants (together with the Purchase Agreement and the Placement Agency Agreement, the Documents); and
(j)	a copy of the Registration Statement.
2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;
(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;
(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;
(d)	each of the Good Standing Certificate and the Registers is accurate and complete as at the date of this opinion;
(e)	the Memorandum and Articles provided to you are in full force and effect and have not been amended, varied, supplemented or revoked in any respect;
(f)	each Document has been or will be (as applicable) duly authorised, executed and unconditionally delivered by or on behalf of all respective parties thereto in accordance with all relevant laws, and that such execution and delivery and the performance of the obligations therein contained is within the capacity and powers of will be legal, valid, binding and enforceable against all relevant parties in accordance with their terms under all relevant laws (other than the Company as regards to the laws of the Cayman Islands);

(g)	the choice of the laws of the jurisdiction selected to govern the Documents has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the courts of that jurisdiction and all other relevant jurisdictions (other than the Cayman Islands);
(h)	all copies of the Registration Statement are true and correct copies and the Registration Statement conform in every material respect to the latest drafts of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated;
(i)	the Board Resolutions remain in full force and effect and have not been, and will not be, rescinded or amended, and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the transactions set out in the Board Resolutions and no director has a financial interest in or other relationship to a party of the transactions contemplated therein which has not been properly disclosed in the Board Resolutions;
(j)	neither the directors and shareholders of the Company have taken any steps to wind up the Company or to appoint a liquidator of the Company and no receiver has been appointed over any of the Company’s property or assets;
(k)	the issuance of the Shares and Warrant Shares will not exceed the Company's authorised share capital to at the time of issuance;
(l)	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any Security and none of the Securities have been offered or issued to residents of the Cayman Islands;
(m)	upon the issuance of the Shares and Warrant Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;
(n)	the Company is, and after the allotment (where applicable) and issuance of any Security will be, able to pay its liabilities as they fall due; and
(o)	there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein.
3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company and is validly existing and in good standing with the Registrar.

Valid Issuance of Shares

(b)	Assuming that payment of the consideration set forth in the Documents has been made in full and no requirement to pay additional consideration is contained in any other document and subject to the satisfaction of any conditions or requirements set forth in the Documents, the Shares, when issued and allotted in accordance with the terms of the Documents and the Memorandum and Articles, and when entered on the register of members of the Company against the name of the holders thereof as such, will be validly issued as fully paid and non-assessable under Cayman Islands law. Upon entry in the listed shares register of the Company, the holders of the Shares will be the registered holders of such number of Shares as noted against their names on such listed shares register.

Valid Issuance of Warrant Shares

(c)	The Warrant Shares have been duly and validly authorized and reserved for issuance pursuant to the Board Resolutions.
(d)	Assuming that payment of the consideration set forth in the Documents has been made in full and no requirement to pay additional consideration is contained in any other document and subject to the satisfaction of any conditions or requirements set forth in the Documents, the Memorandum and Articles and the Board Resolutions, the Warrant Shares, when issued upon the exercise of the Warrant in accordance with the terms of the Documents and the Memorandum and Articles, will be validly issued as fully paid and non-assessable under Cayman Islands law. Upon entry in the listed shares register of the Company, the holders of the Warrant Shares will be the registered holders of such number of Warrant Shares as noted against their names on such listed shares register.
4	Limitations and Qualifications
4.1	We offer no opinion:
(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Registration Statement to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands; or
(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Form S-8, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Registration Statement and any other agreements into which the Company may have entered or any other documents.
4.2	Under the Companies Act (Revised) (Companies Act) of the Cayman Islands annual returns in respect of the Company must be filed with the Registrar of Companies in the Cayman Islands, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

4.3	In good standing means only that as of the date of this opinion the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar of Companies. We have made no enquiries into the Company's good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.
5	Governing law of this opinion
5.1	This opinion is:
(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;
(b)	limited to the matters expressly stated in it; and
(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.
5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.
6	Reliance

We hereby consent to the filing of this opinion as an exhibit to the Report of Foreign Private Issuer on Form 6-K (the Form 6-K) and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under section 7 of the Securities Act, or the rules and Regulations of the Commission thereunder. This opinion may not be used, circulated or otherwise referred to any other for any other purpose as set out herein.

Yours faithfully

Ogier